As filed with the Securities and Exchange Commission on October 30, 2017.

Registration No. 333-220451

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACM RESEARCH, INC.

(Exact name of registrant as specified in its charter)

Delaware	3559	94-3290283
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

42307 Osgood Road, Suite I

Fremont, California 94539

(510) 445-3700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David H. Wang

Chief Executive Officer and President

ACM Research, Inc.

42307 Osgood Road, Suite I

Fremont, California 94539

Telephone: (510) 445-3700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark L. Johnson Bella Zaslavsky K&L Gates LLP One Lincoln Street Boston, Massachusetts 02111 Telephone: (617) 261-3100 Telecopy: (617) 261-3175	Michael D. Maline Seo Salimi Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 Telephone: (212) 813-8800 Telecopy: (212) 355-3333

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-220451) of ACM Research, Inc. is being filed solely for the purpose of filing Exhibits 5.01, 10.19, 10.20 and 23.02 and updating Item 16(a) of Part II of the Registration Statement. Accordingly, this Amendment No. 3 consists of only the facing page, this explanatory note and Part II of the Registration Statement. The Prospectus, constituting Part I of the Registration Statement, is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table presents the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of Class A common stock being registered. All amounts are estimates except the SEC registration fee, the FINRA filing fee and the exchange listing fee. Except as otherwise noted, all the expenses below will be paid by us.

SEC registration fee	$2,720
FINRA filing fee	5,675
Exchange listing fee	125,000
Printing and engraving expenses	106,000
Legal fees and expenses	1,135,000
Accounting fees and expenses	500,000
Transfer agent and registrar fees	3,500
Miscellaneous fees and expenses	372,105

Total	$2,250,000

Item 14.	Indemnification of Directors and Officers.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

In connection with the completion of this offering, the registrant’s restated charter will contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the registrant’s directors for monetary damages for breach of their fiduciary duties as directors. The registrant’s restated bylaws to be in effect immediately prior to the completion of this offering provide that the registrant must indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

The registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Underwriting Agreement, the form of which is attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act and affords certain rights of contribution with respect thereto.

See also “Undertakings” set out in response to Item 17 herein.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding the shares of common stock and preferred stock, and options granted, by us since January 30, 2014 that were not registered under the Securities Act of 1933.

(1)	We granted stock options to purchase shares of Class A common stock to certain of our employees, officers, directors, consultants and advisors, as follows: (a) on May 1, 2015, we granted stock options to purchase an aggregate of 783,338 shares of Class A common stock at a price of $1.50 per share; (b) on September 8, 2015 we granted stock options to purchase an aggregate of 263,335 shares of Class A common stock at an exercise price of $1.50 per share; (c) on December 28, 2016 we granted stock options to purchase an aggregate of 1,424,596 shares of Class A common stock at a price of $3.00 per share; (d) on March 9, 2017 we granted a stock option to purchase 33,334 shares of Class A common stock at a price of $7.50 per share and (e) on May 9, 2017 we granted a stock option to purchase an aggregate of 183,335 shares of Class A common stock at a price of $2.50 per share.

(2)	Options have been exercised to acquire a total of 889,558 shares of Class A common stock for consideration aggregating $723,910.

(3)	Options have been exercised to acquire a total of 362,335 shares of Class B common stock for consideration aggregating $271,750.

(4)	In December 2016 we issued (a) 3,615,800 shares of Series F convertible preferred stock for an aggregate purchase price of $9,039,500, (b) 47,454 shares of Series F convertible preferred stock pursuant to conversion of $118,665 of principal and accrued interest of convertible promissory notes and (c) 1,812,069 shares of Class A common stock pursuant to the conversion of $2,522,784 of principal of convertible promissory notes.

(5)	In March 2017 we entered into a securities purchase agreement pursuant to which we issued a warrant to acquire 397,502 shares of Class A common stock for an aggregate purchase price of $2,981,265.

(6)	In March 2017 we entered into a securities purchase agreement pursuant to which we issued 4,998,508 shares of Series E convertible preferred stock for an aggregate purchase price of $5,800,000.

(7)	In August 2017 we entered into a securities purchase agreement pursuant to which we issued 1,119,576 shares of Class A common stock for an aggregate purchase price of $8,396,820.

(8)	In August 2017 we entered into a securities purchase agreement pursuant to which we issued 787,098 shares of Class A common stock for an aggregate purchase price of $5,903,235.

(9)	In September 2017 we entered into a securities purchase agreement pursuant to which we issued 133,334 shares of Class A common stock for an aggregate purchase price of $1,000,000.

(10)	In October 2017 we entered into securities purchase agreements pursuant to which we agreed to issue, subject to the closing of this offering, 1,333,334 shares of Class A common stock in a concurrent private placement at an exercise price per share equal to the initial public offering price of this offering (subject to adjustment).

The offers, sales, grants and issuances of the securities described in paragraphs (1), (2) and (3) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701. The recipients of such securities were our employees, officers, directors, bona fide consultants and advisors and received the securities under our 1998 Stock Option Plan, written compensation contracts or our 2016 Omnibus Incentive Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offer, sale and issuance of the securities described in paragraphs (4) through (10) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act in that the issuance of the securities to the accredited investors did not involve a public offering. The recipients of the securities in these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. The recipients of the securities in these transactions were accredited investors under Rule 501 of Regulation D.

Item 16.	Exhibits and Consolidated Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description

1.01#	Form of Underwriting Agreement to be entered into between ACM Research, Inc. and the underwriters of this offering

3.01#	Certificate of Incorporation of ACM Research, Inc. (currently in effect)

3.02#	Bylaws of ACM Research, Inc. (currently in effect)

3.03#	Form of Restated Certificate of Incorporation (to be effective following completion of this offering)

3.04#	Form of Restated Bylaws of ACM Research, Inc. (to be effective upon completion of this offering)

4.01#	Specimen stock certificate evidencing Class A common stock of ACM Research, Inc.

4.02#	Form of Class A Common Stock Warrant of ACM Research Inc. to be issued to the underwriters of this offering

5.01	Opinion of K&L Gates LLP

10.01#	Lease dated March 22, 2017 between ACM Research, Inc. and D&J Construction, Inc.

10.02#	Lease dated September 6, 2016 between ACM Research (Shanghai), Inc. and Shanghai Zhangjiang Group Co., Ltd.

10.03#	Securities Purchase Agreement dated March 14, 2017 by and among ACM Research, Inc., Shengxin (Shanghai) Management Consulting Limited Partnership and ACM Research (Shanghai), Inc.

10.03(a)#	Warrant dated March 14, 2017 issued by ACM Research, Inc. to Shengxin (Shanghai) Management Consulting Limited Partnership

10.04#	Securities Purchase Agreement dated March 23, 2017 between ACM Research, Inc. and Shanghai Science and Technology Venture Capital Co., Ltd., as amended

10.05#	Securities Purchase Agreement dated August 31, 2017 by and among ACM Research, Inc., Shanghai Pudong High-Tech Investment Co., Ltd. and Pudong Science and Technology (Cayman) Co., Ltd.

10.06#	Securities Purchase Agreement dated August 31, 2017 by and among ACM Research, Inc., Shanghai Zhangjiang Science & Technology Venture Capital Co., Ltd. and Zhangjiang AJ Company Limited

10.07#	Ordinary Share Purchase Agreement dated September 6, 2017 by and among ACM Research, Inc., Ninebell Co., Ltd. and Moon-Soo Choi

10.08#	Class A Common Stock Purchase Agreement dated September 6, 2017 by and among ACM Research, Inc., Ninebell Co., Ltd. and Moon-Soo Choi

10.09#	Form of Second Amended and Restated Registration Rights Agreement to be entered into between ACM Research, Inc. and certain of its stockholders

10.10#	Stock Purchase Agreement, dated October 11, 2017, by and among ACM Research, Inc., Xunxin (Shanghai) Capital Co., Limited, Xinxin (Hongkong) Capital Co., Limited and David H. Wang

Exhibit No.	Description

10.11#	Stock Purchase Agreement, dated October 16, 2017, by and between ACM Research, Inc. and Victorious Way Limited

10.12#	Nomination and Voting Agreement, dated October 11, 2017, by and among Xinxin (Hongkong) Capital Co., Limited, ACM Research, Inc., David H. Wang, and the individuals named therein

10.13#	Voting Agreement, dated March 23, 2017, by and among Shanghai Technology Venture Capital Co., Ltd. (also known as Shanghai Science and Technology Venture Capital Co., Ltd.) and ACM Research, Inc.

10.14+#	2016 Omnibus Incentive Plan of ACM Research, Inc.

10.14(a)+#	Form of Incentive Stock Option Grant Notice and Agreement under 2016 Omnibus Incentive Plan

10.14(b)+#	Form of Non-qualified Stock Option Grant Notice and Agreement under 2016 Omnibus Incentive Plan

10.14(c)+#	Form of Restricted Stock Unit Grant Notice and Agreement under 2016 Omnibus Incentive Plan

10.15+#	Form of Nonstatutory Stock Option Agreement of ACM Research, Inc.

10.16+#	1998 Stock Option Plan of ACM Research, Inc.

10.16(a)+#	Form of Incentive Stock Option Agreement under 1998 Stock Option Plan

10.16(b)+#	Form of Non-statutory Stock Option Agreement under 1998 Stock Option Plan

10.17#	Form of Indemnification Agreement to be entered into between ACM Research, Inc. and certain of its directors and officers

10.18+#	Executive Retention Agreement dated November 14, 2016 between ACM Research, Inc. and Min Xu

10.19	Line of Credit Agreement dated August 21, 2017 between ACM Research (Shanghai), Inc. and Shanghai Pudong Development Zone Branch of Bank of China Limited

10.20	Line of Credit Agreement dated August 21, 2017 between ACM Research (Shanghai), Inc. and Bank of Shanghai Co., Ltd. Pudong Branch

21.01#	List of Subsidiaries of ACM Research, Inc.

23.01#	Consent of BDO China Shu Lan Pan Certified Public Accountants LLP

23.02	Consent of K&L Gates LLP (included in Exhibit 5.01)

24.01#	Power of Attorney (included on signature page of Form S-1 filed on September 13, 2017)

99.01#	Consent of Director Nominee

#	Previously filed.
+	Indicates management contract or compensatory plan.

(b) Consolidated Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on October 30, 2017.

ACM RESEARCH, INC.

By:	/S/ DAVID H. WANG
David H. Wang
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 30, 2017:

Signature	Title

/S/ DAVID H. WANG David H. Wang	Chief Executive Officer, President and Director (Principal Executive Officer)

/S/ MIN XU Min Xu	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

* Haiping Dun	Director

* Chenming Hu	Director

* Tracy Liu	Director

*BY: /S/ MIN XU Min Xu Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

1.01#	Form of Underwriting Agreement to be entered into between ACM Research, Inc. and the underwriters of this offering

3.01#	Certificate of Incorporation of ACM Research, Inc., as amended (currently in effect)

3.02#	Bylaws of ACM Research, Inc. (currently in effect)

3.03#	Form of Restated Certificate of Incorporation (to be effective following completion of this offering)

3.04#	Form of Restated Bylaws of ACM Research, Inc. (to be effective upon completion of this offering)

4.01#	Specimen stock certificate evidencing Class A common stock of ACM Research, Inc.

4.02#	Form of Class A Common Stock Warrant of ACM Research, Inc. to be issued to the underwriters of this offering

5.01	Form of Opinion of K&L Gates LLP

10.01#	Lease dated March 22, 2017 between ACM Research, Inc. and D&J Construction, Inc.

10.02#	Lease dated September 6, 2016 between ACM Research (Shanghai), Inc. and Shanghai Zhangjiang Group Co., Ltd.

10.03#	Securities Purchase Agreement dated March 14, 2017 by and among ACM Research, Inc., Shengxin (Shanghai) Management Consulting Limited Partnership and ACM Research (Shanghai), Inc.

10.03(a)#	Warrant dated March 14, 2017 issued by ACM Research, Inc. to Shengxin (Shanghai) Management Consulting Limited Partnership

10.04#	Securities Purchase Agreement dated March 23, 2017 between ACM Research, Inc. and Shanghai Science and Technology Venture Capital Co., Ltd., as amended

10.05#	Securities Purchase Agreement dated August 31, 2017 by and among ACM Research, Inc., Shanghai Pudong High-Tech Investment Co., Ltd. and Pudong Science and Technology (Cayman) Co., Ltd.

10.06#	Securities Purchase Agreement dated August 31, 2017 by and among ACM Research, Inc., Shanghai Zhangjiang Science & Technology Venture Capital Co., Ltd. and Zhangjiang AJ Company Limited

10.07#	Ordinary Share Purchase Agreement dated September 6, 2017 by and among ACM Research, Inc., Ninebell Co., Ltd. and Moon-Soo Choi

10.08#	Class A Common Stock Purchase Agreement dated September 6, 2017 by and among ACM Research, Inc., Ninebell Co., Ltd. and Moon-Soo Choi

10.09#	Form of Second Amended and Restated Registration Rights Agreement to be entered into between ACM Research, Inc. and certain of its stockholders

10.10#	Stock Purchase Agreement, dated October 11, 2017, by and among ACM Research, Inc., Xunxin (Shanghai) Capital Co., Limited, Xinxin (Hongkong) Capital Co., Limited and David H. Wang

10.11#	Stock Purchase Agreement, dated October 16, 2017, by and between ACM Research, Inc. and Victorious Way Limited

10.12#	Nomination and Voting Agreement, dated October 11, 2017, by and among Xinxin (Hongkong) Capital Co., Limited, ACM Research, Inc., David H. Wang, and the individuals named therein

10.13#	Voting Agreement, dated March 23, 2017, by and among Shanghai Technology Venture Capital Co., Ltd. (also known as Shanghai Science and Technology Venture Capital Co., Ltd.) and ACM Research, Inc.

10.14+#	2016 Omnibus Incentive Plan of ACM Research, Inc.

Exhibit No.	Description

10.14(a)+#	Form of Incentive Stock Option Grant Notice and Agreement under 2016 Omnibus Incentive Plan

10.14(b)+#	Form of Non-qualified Stock Option Grant Notice and Agreement under 2016 Omnibus Incentive Plan

10.14(c)+#	Form of Restricted Stock Unit Grant Notice and Agreement under 2016 Omnibus Incentive Plan

10.15+#	Form of Nonstatutory Stock Option Agreement of ACM Research, Inc.

10.16+#	1998 Stock Option Plan of ACM Research, Inc.

10.16(a)+#	Form of Incentive Stock Option Agreement under 1998 Stock Option Plan

10.16(b)+#	Form of Non-statutory Stock Option Agreement under 1998 Stock Option Plan

10.17#	Form of Indemnification Agreement to be entered into between ACM Research, Inc. and certain of its directors and officers

10.18+#	Executive Retention Agreement dated November 14, 2016 between ACM Research, Inc. and Min Xu

10.19	Line of Credit Agreement dated August 21, 2017 between ACM Research (Shanghai), Inc. and Shanghai Pudong Development Zone Branch of Bank of China Limited

10.20	Line of Credit Agreement dated August 21, 2017 between ACM Research (Shanghai), Inc. and Bank of Shanghai Co., Ltd. Pudong Branch

21.01#	List of Subsidiaries of ACM Research, Inc.

23.01#	Consent of BDO China Shu Lan Pan Certified Public Accountants LLP

23.02	Consent of K&L Gates LLP (included in Exhibit 5.01)

24.01#	Power of Attorney (included on signature page of Form S-1 filed on September 13, 2017)

99.01#	Consent of Director Nominee

#	Previously filed.
+	Indicates management contract or compensatory plan.